China Green Agriculture, Inc. Reports Fourth Quarter and Fiscal
Year 2009 Financial Results

•	Company Exceeds Fiscal Year 2009 Revenue and EPS Guidance
•	Fourth Quarter 2009 Sales Increase 45.8% to $10.5 million, Net Income increases 238.5% to $4.4 million with EPS of $0.24
•	FY2009 Sales Increase 55.8% to $35.2 million, Net Income increases 86% to $14.5 million with EPS of $0.78
•	Company Provides Fiscal Year 2010 Revenue, Net Income and EPS Guidance of at least $46.8 million, $18.8 million, and $0.83, respectively
•	Management to Host Earnings Conference Call on September 16 at 9:00 am ET

XI'AN, China, September 15 /PRNewswire-Asia-FirstCall/ — China Green Agriculture, Inc. (NYSE Amex: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced its financial results for the fourth quarter and fiscal year  ending June 30, 2009.

Summary Results

Q4 2009 Results
	Q4 2008	Q4 2009	CHANGE
Net Sales	$7.2 million	$10.5 million	+45.2%
Gross Profit	$3.8 million	$6.4 million	+67.7%
Net Income	$1.3 million	$4.4 million	+228.6%
EPS (Basic and Diluted)	$0.07	$0.24	+223.7%

Fiscal Year 2009 Results
	FY 2008	FY 2009	CHANGE
Net Sales	$22.6 million	$35.2 million	+55.8%
Gross Profit	$12.8 million	$20.5 million	+60.0%
Net Income	$7.8 million	$14.5 million	+86.0%
EPS (Basic and Diluted)	$0.53	$0.78	+47.8%

Fourth Quarter 2009 Results

Net sales for the fourth quarter of fiscal year 2009 totaled $10.5 million, up 45.2% from $7.2 million in the same quarter of fiscal year 2008. Techteam’s sales of humic acid based liquid compound fertilizers contributed to 90.2% of total net sales. For the fourth quarter of fiscal year 2009, Techteam’s net sales increased $2.7 million, or 39.2%, to $9.5 million from $6.8 million for the same quarter of fiscal year 2008. This increase was primarily due to strong sales from its green fertilizer products and increase in production capacity. Sales volume increased 15.1% to 4,243 tons in the fourth quarter of fiscal year 2009, versus 3,685 tons in the same period of 2008. Sales of agricultural products from Jintai, namely top-grade fruits, vegetables, flowers and colored seedlings increased 138.8%, comparing to the same quarter of fiscal year 2008 and accounted for $1.0 million, or 9.8% of total net sales. The increase in revenue growth from Jintai when compared with the previous corresponding quarter was primarily due to the strong sales of our various decorative flowers, mainly butterfly orchids, big orchids and red leaf flowers during this year’s holiday.

Gross profit for the fourth quarter of fiscal year 2009 totaled $6.4 million, an increase of 67.7% from $3.8 million in the same quarter of 2008. Gross profit margin was 60.9% for the fourth quarter of fiscal year 2009, up from 52.7% in the fourth quarter of fiscal year 2008.

Operating expenses for the fourth quarter of fiscal year 2009 were $1.2 million, down from $1.4 million in the same quarter of fiscal year 2008. The decrease was mainly attributable to a reduction in professional service fees compared to the year ago period. Operating expenses were 11.3% of net sales in the fourth quarter of fiscal year 2009, down from 20.1% of net sales in the corresponding quarter of fiscal year 2008.

Operating income for the fourth quarter of fiscal year 2009 was $5.2 million, up 120.4% from $2.4 million in the fourth quarter of fiscal year 2008. Operating margin was 49.5%, compared to 32.6% in the same quarter of fiscal year 2008.

Net income for the fourth quarter of fiscal year 2009 was $4.4 million, or $0.24 per basic and fully diluted share, up 228.6% compared with net income of approximately $1.3 million, or $0.07 per basic and fully diluted share, during the same period in fiscal year 2008. In the fourth quarter of 2009, the average weighted shares outstanding were 18.6 million shares versus 18.3 million shares in the prior year ago period.

Fiscal Year 2009 Results

For the fiscal year ending June 30, 2009, net sales increased 55.8% to $35.2 million, up from $22.6 million for the year ended June 30, 2008. For the fiscal year 2009, Techteam’s net sales, which accounted for 82.1% of total net sales, increased $10.2 million, or 55.0%, to $28.9 million from $18.6 million for the fiscal year 2008. This increase was primarily due to due to strong sales from its green fertilizer products. Sales volume increased 40.9% to 15,042 tons for the year ended June 30, 2009 from 10,677 tons for the year ended June 30, 2008. This increase was attributable to production capacity upgrades, the introduction of 15 new products and the net addition of 50 new distributors. Jintai’s net sales, which include sales of agricultural products, namely top-grade fruits, vegetables, flowers and colored seedlings by using our existing and new fertilizers, increased $2.4 million or 59.5%, to $6.3 million for the year ended June 30, 2009 from $4.0 million for the same period in 2008. This increase was largely due to the strong sales of various decorative flowers, mainly butterfly orchids, big orchids and red leaf flowers during this year’s holiday seasons. Gross profit increased 60.0% to $20.5 million in the fiscal year 2009, versus $12.8 million in the same period a year ago. Gross margin was 58.2% and 56.7% for the years ended June 30, 2009 and 2008, respectively. Operating income for the fiscal year 2009 rose 83.4% to $17.1 million compared to $9.3 million for the fiscal year 2008. Net income, was $14.5 million, or $0.78 per basic and fully diluted share, based on 18.5 million weighted average shares. Net income in the year ago period was $7.8 million, or $0.53 per basic and fully diluted share, based on 14.7 million weighted average shares.

"We are pleased with our financial results which exceeded both our revenue and EPS guidance for the fiscal year 2009," stated Mr. Tao Li, Chairman, President and Chief Executive Officer of China Green Agriculture. "We continue to experience robust growth driven by an extensive distribution network encompassing a large geographic footprint. We are confident that the growing demand for our green  fertilizer products coupled with our strong marketing efforts and after sales support will enable us to deliver incremental revenue and earnings growth, while maintaining industry leading margins for fiscal year 2010.”

Financial Condition

As of June 30, 2009, the Company had $17.7 million in cash and cash equivalents. The Company maintained short term loans of $3.2 million and shareholders' equity of $32.6 million. The Company had no long term debt as of June 30, 2009. Accounts receivable stood at $8.2 million as of June 30, 2009 with trailing twelve month days sales outstanding of 60. Inventories totaled $7.2 million as of June 30, 2009. For the fiscal year ending June 30, 2009, the Company had $7.2 million in cash flows from operating activities, while capital expenditures amounted to approximately $5.1 million due to the building construction and equipment purchase for its new production facility.

2010 Guidance

China Green Agriculture’s fiscal year 2009 revenue of $35.2 million and EPS of $0.78 exceeded the high end of its previously announced revenue and EPS guidance for the fiscal year 2009 of $32.8 million to $33.3 million and $0.71 to $0.74, respectively, due to strong sales from its green fertilizer products.

For the first fiscal quarter ending September 30, 2009, management expects revenues of $10.5 million to $11.2 million and EPS of $0.19 to $0.21 per fully diluted share, respectively. For the fiscal year ending June 30, 2010, management expects revenues of $46.8 million to $49.4 million, net income of $18.8 million to $19.9 million, and EPS of $0.83 to $0.88 based on 22.7 million fully diluted shares, respectively. The Company's guidance reflects the anticipated strong sales from its green fertilizer products in the fiscal year 2010. Please note: An increased share count due to the recent offering is the reason for the difference in net income and EPS growth projected for fiscal year 2010.

"We are confident that CGA will continue to capitalize on the market opportunities within China's fertilizer and agriculture industry," stated Mr. Li. “Based on the growing market demand for our green compound fertilizer products coupled with our extensive distribution network, we expect that our recent increase in production capacity to 55,000 metric tons will be rapidly absorbed by the Chinese fertilizer market. We believe the Company will continue to benefit by offering high yielding and environmentally sustainable fertilizers which are vital to China's agricultural production capabilities in the face of shrinking arable land, ongoing consumer food safety concerns and growing population. Supported by a vertically integrated platform that currently utilizes 530 distributors to sell our 134 branded products through 21 provinces, 4 autonomous regions and 3 municipal cities in China, we have built an organization with multiple competitive advantages and superior operating metrics. By leveraging our new production facility, supported by our existing and new greenhouse facilities, we feel China Green Agriculture is well positioned to gain further market share in China's green fertilizer market," Mr. Li concluded.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Wednesday, September 16, 2009. Interested participants should call 1-877-407-9210 when calling within the United States or 1-201-689-8049 when calling internationally. When prompted by the operator, please mention "China Green Agriculture Fourth Quarter and Fiscal Year 2009 Conference Call" to join the call.

    Event:          CGA Fourth Quarter and Fiscal Year 2009 Conference Call

    Date:           September 16, 2009

    Time:            9:00 a.m. ET

    US Dial In:     1-877-407-9210

    Intl' Dial In:     1-201-689-8049

    Conference ID#: 332102

The call is being webcast by Vcall and can be accessed at China Green Agriculture's website at http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com ..

A playback will be available through September 30, 2009. To listen, please call 1-877-660-6853 within the United States or 1-201-612-7415 when calling internationally. Replay Passcodes (both required for playback): Account #: 286; Conference ID #: 332102.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("TechTeam"). TechTeam produces and sells over 130 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green food production materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres). Techteam also has the capacity to produce highly concentrated powdered fertilizers.

China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, 4 autonomous regions and 3 municipal cities in the PRC in the PRC. The leading five provinces which collectively accounted for 36.4%of the Company’s fertilizer revenue for the year ended June 30, 2009 are Shandong (9.5%), Shaanxi (8.3%), Heilongiiang (6.5%), Xinjiang (6.5%) and Anhui (5.9%). For more information, visit http://www.cgagri.com ..

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release

For more information, please contact:

    In the US:
    China Green Agriculture, Inc.
     Ms. Ying Yang, Chief Financial Officer
     Tel:   +1-626-623-2575
     Email: yangying@techteam.com.cn

    OR

    HC International, Inc.
     Ted Haberfield, Executive VP
     Tel:   +1-760-755-2716
     Email: thaberfield@hcinternational.net

    In China:

    China Green Agriculture, Inc.
     Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
     Tel:   +86-29-8826-6368
     Email: wangxilong@techteam.com.cn

- Financial Tables Follow -

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008

	June 30, 2009	June 30, 2008

ASSETS

Current Assets
Cash and cash equivalents	$17,795,447	$16,612,416
Restricted cash	83,579	193,392
Accounts receivable, net	8,167,715	3,590,552
Inventories	7,162,249	3,988,979
Other assets	129,213	128,091
Deferred offering cost	160,500	-
Advances to suppliers	95,255	512,845
Total Current Assets	33,593,958	25,026,275

Plant, Property and Equipment, Net	17,341,654	18,199,456

Construction In Progress	9,609,649	5,115,492

Intangible Assets, Net	1,073,165	1,180,159

Total Assets	$61,618,426	$49,521,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$926,883	$232,417
Advances from customers	24,000	88,950
Other payables and accrued expenses	1,091,168	455,228
Registration rights liability	-	506,142
Advances from other unrelated companies	326,970	344,628
Amount due to related parties	31,160	31,121
Taxes payable	2,887,828	5,878,275
Short term loans	3,170,290	4,201,925
Total Current Liabilities	8,458,299	11,738,686

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	20,519,255	20,519,255

Commitment	-	-

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, None issued and outstanding	-	-
Common stock, $.001 par value, 780,000,000 shares authorized, 12,281,569 and 12,068,086 shares issued and outstanding as of June 30, 2009 and 2008	12,282	12,068
Additional paid-in capital	2,060,162	1,200,077
Statuary reserve	3,468,530	1,882,797
Retained earnings	24,642,768	11,764,079
Accumulated other comprehensive income	2,457,130	2,404,419
Total Stockholders' Equity	32,640,872	17,263,441

Total Liabilities and Stockholders' Equity	$61,618,426	$49,521,382

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	Year Ended June 30
	2009	2008

Net sales	$35,207,997	$22,604,719
Cost of goods sold	14,712,066	9,792,856
Gross profit	20,495,931	12,811,863
Operating expenses
Selling expenses	1,412,101	927,285
General and administrative expenses	1,993,817	2,567,661
Total operating expenses	3,405,918	3,494,945
Income from operations	17,090,013	9,316,917
Other income (expense)
Other income(expense)	5,202	43,694
Interest income	334,948	50,106
Interest expense	(632,446)	(933,053)
Bank charges	(1,747)	(6,663)
Total other income (expense)	(294,043)	(845,916)
Income before income taxes	16,795,970	8,471,001
Provision for income taxes	2,331,548	692,474
Net income	14,464,422	7,778,527
Other comprehensive items
Foreign currency translation gain	52,711	2,160,701
Comprehensive income	$14,517,133	$9,939,228

Basic weighted average shares outstanding	18,478,474	14,688,250
Basic net earnings per share	$0.78	$0.53
Diluted weighted average shares
outstanding	18,532,591	14,695,626
Diluted net earnings per share	$0.78	$0.53

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	2009	2008
Cash flows from operating activities
Net income	$14,464,422	7,778,527
Adjustments to reconcile net income to net cash provided by operating activities
Share capital contribution - rental and interest paid by shareholders	-	10,216
Issuance of stock options for compensation	155,804	477,487
Depreciation	1,494,489	988,240
Amortization	108,525	105,266
Decrease / (Increase) in current assets
Accounts receivable	(4,570,071)	(1,412,479)
Other receivables	(13,234)	89,759
Inventories	(3,166,338)	(1,905,399)
Advances to suppliers	418,072	(265,955)
Other assets	10,875	(14,477)
(Decrease) / Increase in current liabilities
Accounts payable	693,896	(73,799)
Unearned revenue	(65,037)	(1,309)
Tax payables	(2,996,862)	3,161,272
Other payables and accrued expenses	649,544	180,261
Net cash provided by operating activities	7,184,086	9,117,611

Cash flows from investing activities
Acquisation of plant, property, and equipment	(612,662)	(5,840,159)
Additions to construction in progress	(4,485,059)	(4,782,862)
Net cash used in investing activities	(5,097,721)	(10,623,021)

Cash flows from financing activities
Repayment of loan	(1,036,770)	(481,914)
Shares issuane cost	-	(1,916,532)
Proceeds issuance of shares subject to redemption	-	20,519,255
Restricted cash	109,813	(193,392)
(Payments)/proceeds to/from related parties	-	(669,233)
Net cash provided by (used in) financing activities	(926,957)	17,258,183

Effect of exchange rate change on cash and cash equivalents	23,623	777,927
Net increase in cash and cash equivalents	1,183,031	16,530,700

Cash and cash equivalents, beginning balance	16,612,416	81,716
Cash and cash equivalents, ending balance	$17,795,447	$16,612,416

Supplement disclosure of cash flow information
Interest expense paid	$(433,821)	$(222,260)
Income taxes paid	$(2,112,985)	$-

Non Cash Transaction:
Stock issued for settlement of registration rights liability	$704,494	$-